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Exhibit 9.C

                             AM COMMUNICATIONS, INC.
                         STOCK PURCHASE RIGHTS AGREEMENT


         THIS STOCK PURCHASE RIGHTS AGREEMENT ("Agreement") made this 30th day of December 2001 by and between Javad K. Hassan ("Hassan"), and AM Communications, Inc., ("AM Communications") a Delaware corporation having its principal place of business at 100 Commerce Boulevard, Quakertown, Pennsylvania.

                                   WITNESSETH:

         WHEREAS, Hassan serves as Chairman of the Board of Directors of AM Communications, the common stock of which is traded over the counter on the bulletin board; and

         WHEREAS, in order to induce Hassan to exercise his best efforts to grow the value of its stock, AM Communications is desirous of selling a portion of its shares of common stock to Hassan upon favorable terms in the event that one or more of certain events occurs; and

         WHEREAS, Hassan is desirous of purchasing the aforementioned shares of common stock upon such favorable terms in the event that one or more of those certain events occurs.

         NOW THEREFORE, the Parties in consideration of the promises and mutual covenants contained herein, agree as follows:

1. Stock Purchase Rights

         (a) AM Communications agrees to sell, and Hassan agrees to buy, six million (6,000,000) shares (the "Shares") of AM Communications' common stock upon the first of the following triggering events (individually "Triggering Event") to occur: (1) AM Communications enters into a definitive agreement to be acquired or to sell substantially all of its assets; (2) the one-hundred and eightieth (180th) day following AM Communications' completion of a subsequent public offering of its common stock; or (3) the termination of Hassan as Chairman of the Board of Directors and CEO of AM Communications.

         (b) If a Triggering Event occurs under Section 1(a), the closing date on the purchase of the Shares shall take place not sooner than thirty (30) days following that Triggering Event.

2. Purchase Price

         The purchase price of the Shares under Section 1(a) is two million two hundred eighty thousand dollars ($2,280,000.00) (or thirty-eight cents (38(cent)) per share times 6,000,000 shares).

3. No Rights As Shareholder

         Prior to closing on the purchase of Shares under Section 1(a), Hassan shall have no rights as a shareholder in AM Communications by virtue of the stock purchase rights granted to him under this Agreement.


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4. Non-Assignability

         This Agreement shall be binding upon and inure to the benefit of any successor or heir of Hassan and any successor of AM Communications. Prior to the occurrence of a Triggering Event, Hassan's rights under this Agreement may not be transferred, assigned, pledged as security or hypothecated in any way and they shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge or hypothecate in any way or any attempt to execute, attach or similarly convey rights in this Agreement by operation of law prior to that time, the rights of Hassan under this Agreement and the obligations of AM Communications under this Agreement shall thereupon be immediately extinguished.

5.       Representations

         The Parties represent and warrant to each other that each respectively is fully authorized and empowered to enter into this Agreement. The Parties also represent and warrant that their entering into this Agreement and the performance of their respective obligations under this Agreement will not violate any agreement between Hassan or AM Communications respectively and any other person, firm or organization or any law or governmental regulation.

6. Entire Agreement

         This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7. Amendment or Waiver

         This Agreement cannot be changed, modified or amended without the consent in writing of both Hassan and AM Communications. No waiver by either Party at any time of any breach by the other Party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by Hassan or AM Communications, as the case may be.

8. Severability

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

9. Governing Law

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.



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10. Notices

         Any notice given to either Party shall be in writing, shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of in writing:

         If to Hassan:              Mr. Javad K. Hassan
                                    1900 Yorkshire Drive
                                    Blue Bell, PA 19422


         If to AM Communications:   AM Communications, Inc.
                                    100 Commerce Boulevard
                                    Quakertown, Pennsylvania  18951-2237

11. Headings

         The headings of the Sections contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.


12. Counterparts

         The Agreement may be executed in two or more counterparts.


      [Remainder of page left intentionally blank. Signature page follows.]



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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement on the day and year first above written.


Witness:

_________________                                ______________________
By:                                              Javad K. Hassan



Attest:                                          AM Communications, Inc.


_________________                                _______________________
By:                                              By: ___________________
                                                 Title: ________________







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